Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports

Third Quarter 2009 Financial Results

MUKILTEO, Washington, November 11, 2009 — (GLOBENEWSWIRE) — CombiMatrix Corporation (Nasdaq: CBMX) today reported financial results for the three and nine months ended September 30, 2009.  Key highlights for the third quarter and through the date of this release include:

•      30% increase in diagnostic lab revenues from Q3-2008 to Q3-2009

•      Progress in litigation regarding $36 million verdict to CombiMatrix

•      Sequentially flat diagnostic lab product and service revenues from Q2-2009 to Q3-2009

•      Leuchemix clinical trials progressing well

•      Continued progress in company’s Comprehensive Cancer Array test currently in development

“CombiMatrix continued to solidify its position as an emerging leader in molecular diagnostics, also known as personalized medicine, during the quarter,” stated Dr. Amit Kumar, President and CEO of CombiMatrix Corporation. “We remain upbeat about the progress of our Comprehensive Cancer Array test development effort and believe this project, coupled with our stable diagnostic lab business, will strengthen our leadership position in this emerging industry. We are not alone in our view that molecular diagnostics is the most exciting emerging field in the life sciences.  As this industry develops, CombiMatrix seeks to continue to be at the forefront.”

Dr. Kumar continued, “Although revenues were flat on a sequential basis, we demonstrated strong growth of our diagnostic lab business year-over-year. While economic difficulties and other factors have slowed our diagnostics growth over the last two quarters, we feel that the third quarter of 2009 was the bottom.  We are looking forward to getting back onto our growth trajectory beginning with the next quarter.  Also, we recently announced that the U.S. 9th Circuit Court of Appeals had scheduled an oral hearing for November 2, 2009 regarding our $36 million verdict against National Union Fire Insurance Company of Pittsburg, PA. National Union was granted a delay and we are waiting for a revised hearing date to be set by the Court.  We are pleased that this case is nearing final resolution, and while we cannot predict the timing of a verdict, we hope it will be soon after the hearing.”

“Additionally, the strategic discussions we have initiated with RW Baird, our financial advisor, are progressing.  Although I am not able to provide specific information about companies contacted or the content of related discussions, I would like to give a general update.  We have been in contact with a number of companies and have made, and will continue to make, management presentations to those who express interest.  Some potential suitors who have signed non-disclosure agreements have initiated due diligence. These companies do not fit a single mold — they include both large cap companies and companies in the middle market, as well as financial organizations that have expressed an interest in getting into this space and are seeking a platform.  Some companies appear interested in acquiring our whole company, while others seem interested in components that are a strategic fit for them.  In time, we expect to be able to evaluate offers, if any, from interested parties.  As already noted, the content of our discussions and the identity of contacted parties are confidential, so I cannot provide additional information at this time; however, we intend to provide further updates when we conclude that circumstances are appropriate.  I also note that at this time, there is no assurance that we will receive any firm offers from interested parties, or that our management would deem any offers acceptable,” concluded Dr. Kumar.

Operating Results — Three Months Ended September 30, 2009 and 2008

Revenues for the third quarter of 2009 were $970,000 versus $1.2 million for the second quarter of 2009 and $1.0 million in the third quarter of 2008.  Third quarter 2009 revenues were comprised of $133,000 in government contact revenues, $234,000 in CustomArrayTM product, equipment and service revenues, and $603,000 in diagnostic lab revenues.  Third quarter 2008 revenues were comprised of $343,000 in government contract revenues, $205,000 in CustomArray product, equipment and service revenues and $463,000 in diagnostic lab revenues.  Government contract revenues have decreased due to fewer active contracts with the U.S. Department of Defense (“DoD”) in the current reporting period than in the comparable historical period.

CustomArray product revenues have increased due to slightly higher instrument sales in the current reporting period than in the comparable historical period.  Diagnostic laboratory revenues increased during the third quarter of 2009 versus the comparable period in 2008 by 30% due primarily to expanded sales and marketing efforts as well as a larger suite of diagnostic test offerings in the current reporting period than in the comparable 2008 period.  The flattening of diagnostic laboratory revenues from the second quarter of 2009 was due primarily to macroscopic factors as well as company specific factors such as the loss of New York business, which we hope to regain soon once our licensure with the state of New York is approved.

Operating expenses for the third quarter of 2009 were $4.7 million versus $4.9 million in the comparable 2008 period.  Operating expenses included research and development and marketing, general and administrative expenses of $1.4 million and $2.3 million, respectively, versus $1.3 million and $2.3 million, respectively, in the comparable 2008 period.  Included in these amounts were non-cash stock compensation charges totaling $876,000 in the third quarter of 2009 versus $775,000 in the comparable 2008 period.

Net loss for the third quarter of 2009 was $3.3 million versus $4.2 million in the comparable 2008 period.  The 2009 results included $531,000 of interest and amortization charges associated with the Company’s $8.4 million secured convertible debenture, versus $403,000 in interest charges in the comparable 2008 period.  Also, non-cash derivative mark-to-model credits associated with the convertible debenture were $977,000 for the third quarter of 2009 versus $16,000 in the comparable 2008 period.

Operating Results — Nine months Ended September 30, 2009 and 2008

Revenues for the nine months ended September 30, 2009 were $3.7 million versus $5.1 million for the comparable period in 2008.  Revenues in 2009 were comprised of $949,000 in government contact revenues, $860,000 in CustomArray product, equipment and service revenues and $1.9 million in diagnostic lab revenues.  Revenues in 2008 were comprised of $2.4 million in government contact revenues, $1.6 million in CustomArray product, equipment and service revenues and $1.1 million in diagnostic lab revenues.  Government contract revenues have decreased in 2009 due to fewer active DoD contracts than in 2008.  CustomArray product revenues have decreased in 2009 due to lower instrument sales than in 2008.  Diagnostic laboratory revenues increased during 2009 versus 2008 due primarily to expanded sales and marketing efforts as well as a larger suite of diagnostic test offerings in the current reporting period than in the comparable 2008 period.

Operating expenses for the nine months ended September 30, 2009 were $15.9 million versus $15.7 million in the comparable 2008 period.  Operating expenses included research and development and marketing, general and administrative expenses of $3.8 million and $8.0 million, respectively, versus $3.6 million and $6.8 million, respectively, in the comparable 2008 period.  Included in these amounts were non-cash stock compensation charges totaling $2.5 million for the nine months ended September 30, 2009 versus $1.5 million in the comparable 2008 period.

Net loss for the nine months ended September 30, 2009 was $14.1 million versus $10.9 million in the comparable 2008 period.  The 2009 results included $1.6 million of interest and amortization charges associated with the Company’s $8.4 million secured convertible debenture, versus $408,000 in interest charges in the comparable 2008 period.  Also, non-cash derivative mark-to-model charges associated with the convertible debenture were $(407,000) for the nine months ended September 30, 2009 versus credits of $16,000 in the comparable 2008 period.

Financial Position and Cash Flows

Total assets were $31.5 million as of September 30, 2009 compared to $34.5 million as of December 31, 2008.  Cash, cash equivalents and available-for-sale investments totaled $7.9 million as of September 30, 2009 compared to $9.1 million as of December 31, 2008.  On May 1, 2009, the Company executed an $8.3 million registered direct offering of its common stock and warrants, with net proceeds to CombiMatrix after placement agent fees and other costs of $7.6 million.

Operating cash burn for the three and nine months ended September 30, 2009 was $3.1 million and $8.2 million, respectively, versus $2.9 million and $8.1 million, respectively, for the comparable 2008 periods.

Third Quarter Business Highlights and Recent Developments

Strengthened Leadership Team

•      In October 2009, Mr. Chris Emery and Dr. Lony Lim joined the Company’s wholly owned subsidiary, Combimatrix Molecular Diagnostics (“CMDX”), as Chief Operating Officer and Vice President of Operations, respectively. Mr. Emery earned his bachelor degree from the University of California, San Diego, and his Master in Business Administration from Pepperdine University. He started his career in healthcare as a Sales Manager with Johnson & Johnson’s pharmaceutical division and has since spent more than 10 years in the cancer-focused diagnostics laboratory industry. Mr. Emery was a Marketing Manager with US Labs (a division of LabCorp) and was then promoted to National Sales Manager of the Oncology sales division.  Mr. Emery was Vice President of Sales & Marketing at Response Genetics, where he helped launch the company’s portfolio of molecular diagnostic, personalized medicine testing. He recently consulted for Agendia, a global leader in microarray genomic profiling, as Director of Clinical Trials.

•      Dr. Lim received both his B.S. and his Ph.D. from the University of Wisconsin-Madison and completed the William McLendon Clinical Immunology Fellowship at the University of North Carolina Hospitals, Chapel Hill. He served as Director of Scientific Affairs, Director of Flow Cytometry and Director of Anatomic Pathology at US LABS and Scientific Director — Division of Immunology at AmeriPath Specialty Laboratories. He was one of the pioneers in the genesis of Luminex Corporation’s Multi-Analyte Profiling technology (xMAP®) and was instrumental in delivering the initial clinical acceptance of xMAP® technology, which is now widely used in both protein and molecular profiling applications across numerous clinical laboratories.

Product and Technology Updates

•      In July 2009, the Company announced that a validation study of its HerScanTM breast cancer test performed by CMDX, in collaboration with the Department of Pathology at the University of Texas Health Science Center in San Antonio, Texas was now available as an advance online publication in the official journal of the United States and Canadian Academy of Pathology, Modern Pathology.

•      In October 2009, the Company announced that the Brooke Army Medical Center (“BAMC”) began using the CombiMatrix Influenza-Detection System to analyze influenza cases including those involving H1N1 Swine flu.  BAMC is a military hospital that is investigating the feasibility of screening all patients presenting in its emergency room with symptoms of respiratory distress and consenting to nasal swabs, by both electrochemical array-based diagnostics and bead-based multiplex fluorescent methods.  While there are other flu tests including the fluorescent test used at BAMC that can identify the presence or absence of H1N1 Swine flu, they do not provide information on genetic drift of the virus.  It is important to understand the genetic drift of rapidly mutating pathogens in general and of Swine flu in particular because of the potential for increased pathogenicity of a mutated virus.

Strategic Partnerships

•      In September 2009, the Company announced that it had received a contract from the U.S. Air Force Research Laboratory for $1.5 million to develop automated instrumentation that uses semiconductor microarray technologies for detecting chemical, biological and environmental hazards that can impact the health of deployed military personnel.

•      Also in September 2009, CombiMatrix hired Robert W. Baird & Co. to serve as a financial and strategic advisor to aid CombiMatrix in developing and reviewing certain strategies aimed at unlocking shareholder value and creating synergistic relationships for CombiMatrix.

Litigation Update

•      In September 2009, the Company announced that the U.S. 9th Circuit Court of Appeals (the “Appellate Court”) set a date for an oral hearing in the ongoing litigation with National Union Fire Insurance Company of Pittsburgh, PA, an AIG company (NYSE:AIG). This oral hearing is a short session (each side will have 15 minutes) for each party to present arguments supplementing those in the briefs that were filed with the Appellate Court earlier this year.  The original hearing date was November 2, 2009.  National Union has subsequently requested and was granted a continuance of the oral hearing due to a conflict with its attorneys’ schedules.  The Company intends to announce the date of the revised hearing once determined by the Appellate Court.

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CombiMatrix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern) today to discuss third quarter 2009 financial results.

To attend the presentation by phone, dial 1-888-299-4099 for domestic callers and 1-302-709-8337 for direct dial or international callers.  All callers will need to provide the verbal passcode, “CBMX Earnings Call,” to enter the call.  To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

A replay of the presentation will be available for 14 days, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-800-355-2355 for domestic callers or 1-402-220-2946 for direct dial international callers.  When prompted, enter playback passcode 621819#.

The call will also be webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology and defense and homeland security markets, as well as in other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce user-defined, in-situ synthesized, oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.  Combimatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.  CMDX functions primarily as a diagnostics reference laboratory.  Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases.  Leuchemix’s first compound has entered initial clinical trials.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269).  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Company Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010

Investor Relations Contact:

Jeffrey Stanlis

Partner, Hayden IR

Tel (602) 476-1821; Email jeff@haydenir.com

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION:

	September 30,	December 31,
	2009	2008

Total cash, cash equivalents and available-for-sale investments	$7,905	$9,105
Total assets	$31,537	$34,534
Total liabilities	$10,475	$10,488
Total shareholders’ equity	$21,062	$24,046

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Government contracts	$133	$343	$949	$2,380
Products	250	158	807	1,356
Services	524	448	1,802	1,145
Collaboration agreements	63	62	188	186
Total revenues	970	1,011	3,746	5,067

Operating expenses:
Cost of government contract revenues	125	336	862	2,305
Cost of products and services	409	370	1,587	1,258
Research and development expenses	1,401	1,336	3,814	3,595
Marketing, general and administrative expenses	2,340	2,301	7,970	6,781
Patent amortization and royalties	337	341	1,016	1,063
Equity in loss of investee	107	247	618	737
Total operating expenses	4,719	4,931	15,867	15,739
Operating loss	(3,749)	(3,920)	(12,121)	(10,672)

Other income (expense):
Interest income	2	58	17	183
Interest expense	(531)	(403)	(1,553)	(408)
Derivatives credits (charges)	977	16	(407)	16
Total other income (expense)	448	(329)	(1,943)	(209)

Net loss	$(3,301)	$(4,249)	$(14,064)	$(10,881)

Basic and diluted net loss per share	$(0.44)	$(0.70)	$(2.01)	$(1.80)

Basic and diluted weighted average common shares outstanding	7,512,401	6,097,086	6,983,157	6,040,214